State Street Bank and Trust Company

1776 Heritage Drive

North Quincy, MA  02171

Re:       EVERGREEN NEW JERSEY MUNICIPAL MONEY MARKET FUND

To:       Elizabeth B. Solomon

This is to advise you that Evergreen Money Market Trust (the “Trust”) has established a new series of shares to be known as EVERGREEN NEW JERSEY MUNICIPAL MONEY MARKET FUND.  In accordance with the Additional Funds provision of Section 18 of the Custodian Agreement dated 9/18/97 between the Fund and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

Evergreen Money Market Trust

By:____________________________

            Beth F. Marino

Title:     Assistant Secretary

Agreed to this _________ day of __________, 1998.

State Street Bank and Trust Company

By:_____________________________

Title:____________________________